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Exhibit 10.4

Amended and Restated Right of First Refusal and Option Agreement Regarding
Indirectly Held Hotel Cipriani Interests

        Amended and Restated Right of First Refusal and Option Agreement Regarding Indirectly Held Hotel Cipriani Interests dated as of February 8, 2005 ("this Agreement") amending and restating the Right of First Refusal and Option Agreement Regarding Indirectly Held Hotel Cipriani Interests dated August 22, 1989 (the "Original Agreement") among James B. Sherwood ("Sherwood"), Orient-Express Hotels Inc., formerly a New York corporation ("OEHI"), and Sea Containers America Inc. formerly a Delaware corporation ("SC America").

W I T N E S S E T H:

        WHEREAS Sherwood, OEHI and Hotel Cipriani S.p.A., an Italian corporation prior to its reorganization referred to below ("HCSPA"), entered into an agreement dated January 27, 1989 providing for rights of first refusal in Sherwood and OEHI for the purchase of the Hotel Cipriani and related assets in the event the hotel or such assets were proposed to be sold or otherwise transferred and for a right of first refusal in HCSPA for the purchase of Sherwood's apartment located in the Hotel Cipriani in the event the apartment was proposed to be sold or otherwise transferred, which agreement Sherwood, Orient-Express Hotels Ltd., a Bermuda company and the successor by merger to OEHI ("OEHL"), and Hotel Cipriani S.r.l., an Italian corporation and the successor by statutory reorganization of HCSPA ("HCSRL"), have amended and restated on February 8, 2005 (the "HCSRL Agreement); and

        WHEREAS Sherwood, OEHI and SC America entered into the Original Agreement when HCSPA was a wholly-owned indirect subsidiary of Sea Containers Ltd., a Bermuda company ("SCL"), in order to provide for rights of first refusal in Sherwood and OEHI in the event the Hotel Cipriani and related assets are proposed to be sold or otherwise transferred indirectly through the sale or transfer of shares in HCSPA or the Palazzo Vendramin Interest, and to provide for an option in OEHI, exercisable at any time, to purchase such assets for cash and at fair market value, and options in OEHI and Sherwood, exercisable under certain circumstances, to purchase such assets at fair market value, either for cash or on a deferred basis; and

        WHEREAS the parties hereto wish to amend and restate the Original Agreement to take into account the fact that HCSRL is now a wholly-owned indirect subsidiary of OEHL, that OEHL is the successor by merger to OEHI and SC America, and that all previous hotel management arrangements between OEHI and HCSPA have been terminated; and

        WHEREAS the rights provided to Sherwood pursuant to this Agreement are intended to be a continuation of certain rights provided to Sherwood under an agreement dated as of November 1, 1983 among Sherwood, Hotel Cipriani Inc., a Delaware corporation ("HCI"), and OEHI and under an agreement dated January 27, 1989 among SCL, OEHI and Sherwood, which agreements have been previously terminated in connection with the execution of a share purchase dated January 27, 1989 between SCL and OEHI and the execution of the Original Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement and Sherwood's past and future services as a senior officer of HCSRL and its ultimate parent company and Sherwood's affording OEHI the opportunity to acquire the Hotel Cipriani in 1977 to the benefit of

OEHI and of OEHL as the successor to OEHI, the parties agree to amend and restate the Original Agreement as set forth in this Agreement as follows:

1.    Definitions.    The following terms shall have the respective meanings in this Agreement set forth below:

  (a)
  "Cipriani Premises" means the land and buildings owned or leased by HCSRL, known as the Hotel Cipriani, and located on the Isola della Giudecca in Venice, Italy, and any land or buildings in Venice which may hereafter be directly or indirectly acquired or leased by HCSRL for use in the hotel business in Venice.

  (b)
  "Fair Market Value" means the price, excluding transfer taxes, at which a willing buyer and a willing seller would agree for the purchase of the property in question on the date of its valuation. The valuator shall include only elements attributable to assets and liabilities connected with the hotel business in Venice, Italy (including tradenames and trademarks), except agreements or understandings to be terminated as provided in Section 2(c). The valuation shall be based upon the value of the hotel business as a going concern unless permission has been obtained in writing from the appropriate governmental authority for a proposed change of the use or such assets, in which case the valuation may be based upon such proposed use.

  (c)
  "HCSRL" means HCSRL as defined above, and any Italian corporation which is wholly-owned, directly or indirectly, by OEHL and which survives a merger between HCSRL and such corporation.

  (d)
  "HCSRL Quotas" means the outstanding capital quotas of HCSRL (and any related purchase rights) and any capital quotas of HCSRL (and any related purchase rights) proposed to be issued or transferred by HCSRL subsequent to the date of this Agreement to any person.

  (e)
  "Plazzo Vendramin Interest" means the interest of OEHL in Etablissement Vanderelst, a Liechtenstein anstalt and owner of certain property, known as Plazzo Vendramin or Casa Zecchi, located on the Isola della Giudecca in Venice, Italy and acquired by HCI under and described in the agreement dated July 19, 1982 among HCI, Etablissement Vanderelst and Elizabeth Dowager Duchess of Manchester, including the right to occupy, use and dispose of a certain portion of the property as provided in such agreement.

  (f)
  "Transfer" means any sale, conveyance, lease, disposition or assignment of the relevant property. A pledge, mortgage or other encumbrance of such property shall not be deemed a Transfer, but a sale incident to default by the pledgor or mortgagor shall be deemed a Transfer.

  (g)
  "Transfer Notice" means the notice the transferor of property subject to this Agreement is required to give to Sherwood under Section 2 and which shall set forth the name and address of the proposed transferee, a representation that the proposed transferee has made a bona fide offer to acquire the property, the terms of the proposed transfer including the price or other consideration to be paid in connection therewith, excluding transfer taxes if the transfer is to be a sale, and a representation as to whether or not the property consists directly and indirectly solely of assets and liabilities connected with the hotel business in Venice, Italy.

2.     Right of First Refusal as to Hotel Cipriani Interests.

  (a)
  General.    OEHL irrevocably agrees not to Transfer, or to permit the Transfer of, any portion of the Palazzo Vendramin Interest or any HCSRL Quotas (such Interest and Quotas which are the subject of a proposed Transfer are hereinafter together referred to as the "Property") except in accordance with the provisions of this Section 2. A transfer of Property subject to this Agreement shall not be deemed a Transfer if the transfer is to OEHL or a company controlled by OEHL, provided the transferee (if other than OEHL) executes an undertaking pursuant to which the transferee assumes the obligations of the transferor hereunder.

  (b)
  Procedure.    Before making or permitting any Transfer of the Property, OEHL shall give Transfer Notice to Sherwood who shall have 30 days from receipt of the Transfer Notice to notify OEHL whether Sherwood elects to purchase the Property.

  (i)
  If the Transfer Notice describes a sale of the Property in which the purchase price is payable in cash within 360 days of the date of the Transfer Notice and the Property consists directly and indirectly of assets and liabilities connected with the hotel business in Venice, Italy including tradenames and trademarks ("Sale Transfer") and if Sherwood elects to purchase the Property, the closing of the purchase of the Property by Sherwood shall occur at the offices of HCSRL on the 90th day following the end of the 30 day period during which an election notice must be given to OEHL.

  (ii)
  If the Transfer Notice describes a Transfer which is not a Sale Transfer, OEHL, upon receipt of an election notice from Sherwood, shall cause the Fair Market Value of the Property to be determined in accordance with the terms hereof. The valuation shall be prepared promptly (in any event within 90 days following the date of the Transfer Notice) and OEHL shall promptly give a copy thereof to Sherwood. OEHL shall have the right, by notice given to Sherwood within 30 days following its receipt of the valuation, to withdraw the Transfer Notice (or cause it to be withdrawn) and thereby foreclose Sherwood from purchasing the Property and itself from Transferring (or permitting the Transfer of) the Property. Sherwood shall have the right, by notice given to OEHL within 30 days following receipt of the valuation, to withdraw the election notice and Sherwood shall thereupon have no obligation to purchase the Property. If no notice of withdrawal is given by either party, the closing of the purchase of the Property by Sherwood shall occur on the 120th day following Sherwood's receipt of the valuation, at the offices of HCSRL.

  (iii)
  "Purchase Price" means, in the case of a Sale Transfer, the purchase price of the Property as set forth in the Transfer Notice and shall be, if stated in a currency other than United States dollars, the United States dollar equivalent of the foreign currency price on the date of the closing. "Purchase Price" means, in the case of a Transfer which is not a Sale Transfer, the Fair Market Value of the Property.

  (iv)
  At the closing of the purchase, Sherwood shall deliver to OEHL (or another person designated by OEHL), against receipt of transfer documents in form and substance reasonably satisfactory to Sherwood, either (A) a certified or bank check in United States dollars payable to OEHL or its designee in the amount of the Purchase Price, or, at the option of Sherwood, (B) the following documents: (x) a certified or bank check in United States dollars payable to OEHL or its designee in the amount of 20 percent of the Purchase Price, (y) a non-recourse promissory note to the order of OEHL or its designee dated the closing date and in United States dollars in the principal amount of 80 percent of the Purchase Price, payable in ten equal annual instalments commencing on the first anniversary of the note, together with interest payable annually in arrears on the unpaid balance at the average rate of interest in effect during such year at which Bank of America offers deposits of United States dollars in immediately available funds to prime banks in the London inter-bank market, and (z) a mortgage, pledge or other security document with respect to the Property, which shall secure the note and which shall be in form and substance reasonably satisfactory to OEHL.

  (v)
  Any transfer taxes shall be payable by OEHL. Except as required by Section 2(c), OEHL shall take, or permit to be taken, no action between the date of the Transfer Notice and the closing date which might depreciate or otherwise adversely affect the value of the Property.

  (c)
  OEHL's Undertaking.    On or prior to the closing of the purchase of the Property by Sherwood, OEHL shall, and shall cause HCSRL to, as appropriate, (i) transfer to OEHL or another person designated by OEHL any assets and liabilities which are owned or owed directly or indirectly by HCSRL or are part of the Palazzo Vendramin Interest but which are not connected with the conduct of the hotel business in Venice, Italy, and (ii) terminate or procure the termination of any agreement or understanding between HCSRL, on the one hand, and OEHL and/or its affiliates, on the other, to the extent that it relates to the Property which is transferred to Sherwood or the hotel business in Venice, Italy. The foregoing undertakings of OEHL shall apply as well to the transfer to Sherwood of Cipriani Premises or HCSRL Quotas under the HCSRL Agreement.

  (d)
  Right of OEHL to Transfer.    In the event Sherwood (i) does not elect to purchase the Property, or (ii) withdraws his election, or (iii) does not make the appropriate tender of payment of the Purchase Price as provided herein, then OEHL shall be free for a period of 150 days following occurrence of the latest of the foregoing events to Transfer, or cause the Transfer of, the Property free and clear of the provisions of this Agreement, but only to the person named and in accordance with the terms stated in the Transfer Notice. If OEHL fails to consummate such Transfer within such 150 day period, the provisions of this Agreement shall be reinstated without any further action and OEHL shall not make or permit any other Transfer of the Property without initiating anew the procedures set forth herein.

  (e)
  Transfer of a Portion of Hotel Cipriani Interests.    If the Property which is the subject of a Transfer Notice hereunder or under the HCSRL Agreement does not include, directly or indirectly, all or substantially all of the Cipriani Premises, the rights of Sherwood under this Agreement shall continue with respect to a Transfer of any other property subject to this Agreement. If such Property does include, directly or indirectly, all or substantially all of the Cipriani Premises, and if the Property is Transferred or caused to be Transferred by OEHL to Sherwood or a third party as provided herein or in the HCSRL Agreement, then the rights of Sherwood under this Agreement shall terminate with respect to any other property subject to this Agreement and such rights under Section 2 of the HCSRL Agreement shall terminate with respect to the property subject to that section.

  (f)
  Direct Sale of HCSRL Assets.    If a Transfer Notice is given under Section 2 of the HCSRL Agreement, Sherwood shall have the right upon notice to OEHL and to HCSRL to purchase the Entire Property (as defined in Section 3(a) of this Agreement) in lieu of a direct purchase of HCSRL assets and the terms and conditions applicable to a purchase by Sherwood of such Entire Property under Section 2 of this Agreement shall govern, but such right shall be subject to the condition that the purchase of the Entire Property in lieu of HCSRL assets shall not be materially disadvantageous to OEHL and its subsidiaries. If Sherwood exercises such right, OEHL shall cause HCSRL to waive compliance by Sherwood under the HCSRL Agreement and to facilitate the purchase of the Entire Property pursuant to this Agreement.

3.     Option on HCSRL Quotas and Palazzo Vendramin Interest in Change of Control Circumstances.

  (a)
  General.    If any "person" (as the term is defined for purposes of sections 13(d) and 14(d) of the U.S. Securities Exchange Act 1934), other than Sherwood or a group including Sherwood, shall hereafter directly or indirectly acquire control of OEHL, which means power to direct or cause direction of OEHL's management and policies whether through the purchase of OEHL common shares or otherwise, then Sherwood shall have the option to purchase all, but not less than all, of the Palazzo Vendramin Interest and the HCSRL Quotas (such Interest and

    Quotas are hereinafter together referred to as the "Entire Property") in the manner hereinafter provided, during a term commencing on the date of such event and ending the later of one year after the date of such event or one year after Sherwood ceases to be a director and officer of OEHL.

  (b)
  Procedure.    If Sherwood elects to exercise the option, he shall notify OEHL of such election. Upon receipt of an option notice, OEHL shall thereupon cause the Fair Market Value of the Entire Property to be determined as though the Entire Property were proposed to be sold in a non-Sale Transfer as provided in Section 2(b) and all the terms and conditions set forth in Section 2 (excluding the third sentence of Section 2(b)(ii)) shall be applicable to the purchase of the Entire Property by Sherwood pursuant to the exercise of the option, except that:

  (i)
  the Purchase Price shall be payable at the option of Sherwood either (A) by certified or bank check in United States dollars payable to OEHL or another person designated by OEHL in the amount of the Purchase Price or (B) by delivery to OEHL or its designee of a non-recourse promissory note to the order of OEHL or its designee dated the closing date and in a currency selected by Sherwood (which shall be limited to United States Dollars, European Euros, Swiss Francs, U.K. Sterling or Japanese Yen) in the principal amount of the Purchase Price, payable in ten equal annual instalments commencing on the first anniversary of the note, together with interest payable annually in arrears on the unpaid balance at the average rate of interest in effect during such year at which Bank of America offers deposits of the relevant currency in immediately available funds to prime banks in the London inter-bank market, and

  (ii)
  if Sherwood elects to pay the Purchase Price with such a non-recourse promissory note, OEHL may require that such note be secured by either a first mortgage on the Cipriani Premises or by a mortgage, pledge or other security with respect to the Entire Property, in either case by documentation in form and substance reasonably satisfactory to OEHL. Any cost or expense incurred in connection with such mortgage, pledge or other security shall be payable by OEHL.

4.     General Undertaking.

        OEHL hereby declares that if Sherwood exercises any of his rights to purchase the Property or the Entire Property in accordance with the terms hereof then:

  (i)
  with effect from the date of such exercise until Sherwood becomes the registered holder of any HCSRL Quotas comprised in the Property or the Entire Property, OEHL will (x) either stand and be possessed of such Quotas and the dividends and other distributions of profits or surplus or other assets in respect thereof and all rights arising out of or in connection therewith in trust for Sherwood or will procure that such Quotas and all such dividends, distributions, surplus or other assets are so held; (y) deal with and dispose of or procure the dealing with and disposing of such HCSRL Quotas, dividends, distributions and rights as aforesaid as Sherwood shall direct; and (z) at the request of Sherwood exercise or procure the exercise of the voting rights attached to the HCSRL Quotas in such manner as Sherwood shall have previously determined and if so requested by Sherwood will execute or procure the execution of all instruments of proxy or other documents which may be necessary or proper to enable Sherwood to attend and vote at any meeting of the holders of HCSRL Quotas; and

  (ii)
  with effect from the date of such exercise until Sherwood is the legal owner of the Palazzo Vendramin Interest or such part thereof as is comprised in the Property or the Entire Property, OEHL will stand and be possessed of such Interest and all profits and rights arising therefrom or in connection therewith in trust for Sherwood and will at all times from the date of such exercise deal with and dispose of such Interest and all profits and rights as aforesaid as Sherwood shall direct.

5.     Assignment and Termination.

  (a)
  Assignment.    The rights and obligations of Sherwood under this Agreement shall not be assigned or otherwise transferred by him except that (i) Sherwood may assign his or its rights and obligations under this Agreement to a company wholly-owned by him and (ii) upon Sherwood's death, his legal representatives shall have the rights and obligations of Sherwood under this Agreement for a period of one year following his death and such rights and obligations shall thereupon terminate.

  (b)
  Termination.    Sherwood's rights and obligations under this Agreement shall terminate upon the expiration of one year following his death, unless sooner terminated as provided herein.

6.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Except as set forth elsewhere in this Agreement, this Agreement may not be transferred or assigned by any party without the prior written consent of the other party.

7.    Entire Agreement.    This Agreement and the HCSRL Agreement contain the entire agreement of the parties and supersede all previous written or oral agreements of the parties with respect to the subject matter hereof, and no modification or waiver of any provision hereof will be binding upon any such party unless in writing and signed by the party agreeing to such modification or waiver.

8.    Governing Law and Arbitration.    The substantive law of the State of New York, including any applicable statute of limitations whether deemed substantive or procedural, shall govern this Agreement. Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon any award rendered may be entered in any court having jurisdiction thereof.

9.    Notice.    All notices required or permitted by this Agreement shall be in writing and delivered personally, or sent by certified mail, return receipt requested, or sent by telex, telegram or facsimile, addressed as follows, or to such other address as one party may designate by written notice to the other parties: (i) if to Sherwood, addressed to James B. Sherwood, Sea Containers House, 20 Upper Ground, London SE1 9PF England; and (ii) if to OEHL, addressed to Orient-Express Services Ltd., Sea Containers House, 20 Upper Ground, London SE1 9PF England, Attention: Managing Director. Any such notice shall be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date so delivered.

10.    Determination of Fair Market Value.    Fair Market Value shall be determined by a valuator appointed by agreement between the transferor and the party exercising the right to purchase property. In the absence of such agreement within 15 days following the date of an election notice or option notice, the valuator shall be American Appraisal Company or if it is not available to perform the valuation, the valuator shall be appointed by Deloitte & Touche LLP. The cost of the valuation shall be shared equally by the transferor and the party exercising the right to purchase property. If the valuation is stated in a currency other than United States dollars, then Fair Market Value shall be the United States dollar equivalent (or, if the Purchaser has elected another currency as provided in Section 3(b), the equivalent of such other currency) of the foreign currency valuation on the date of the closing.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ J.B. SHERWOOD
James B. Sherwood
Orient-Express Hotels Ltd., on behalf of itself and as successor to Orient-Express Hotels Inc. and Sea Containers America Inc
By:	/s/ S.M.C. SHERWOOD
President
By:	/s/ J.G. STRUTHERS
Vice President—Finance and Chief Financial Officer

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Amended and Restated Right of First Refusal and Option Agreement Regarding Indirectly Held Hotel Cipriani Interests